Amended
                                   Appendix C
                 To Transfer Agency and Administrative Agreement
                        Between Accessor Funds, Inc. and
                         Accessor Capital Management LP
               (formerly Bennington Capital Management L.P.) dated
                                December 1, 1995

                              Amended Fee Schedule
                     February 21, 2002 effective May 1, 2002
FEES:
MAINTENANCE FEE PER CLASS OF SHARES PER PORTFOLIO:

GROWTH, VALUE, SMALL TO MID CAP AND INTERNATIONAL EQUITY FUNDS (EQUITY FUNDS):

Each Portfolio shall pay an annual maintenance fee of 0.15% of its' average daily net assets of each Portfolio, which fee shall be calculated daily and billed monthly.

HIGH YIELD BOND, INTERMEDIATE FIXED-INCOME, SHORT-INTERMEDIATE FIXED-INCOME, AND MORTGAGE SECURITIES FUNDS (FIXED-INCOME FUNDS):

Each Portfolio shall pay an annual maintenance fee of 0.13% of its' average daily net assets of each Portfolio, which fee shall be calculated daily and billed monthly.

U.S. GOVERNMENT MONEY FUND:

The U.S. Government Money Fund shall pay an annual maintenance fee of 0.05% of its' average daily net assets of each Portfolio, which fee shall be calculated daily and billed monthly.

TRANSACTION FEE:

A transaction fee of $.50 per transaction will be calculated daily and billed monthly.

Includes: cost of postage and mailing for statements, confirmations, etc., facsimile transmission charges, non-Fund stationery, paper, and most out-of-pocket expenses with respect to transfer agent services.

OUT-OF-POCKET EXPENSES:

TRANSFER AGENT EXPENSES:

Includes: federal reserve wire processing fees, ACH processing fees, and check processing charges, which will be billed to the Fund separately.

ADMINISTRATIVE EXPENSES:

Includes: forms for IRS tax reporting, shareholder tax reporting, state tax reporting, forms for any Prototype retirement plans, postage, mailing, non-Fund stationery, paper, copying expenses, and other out-of-pocket expenses, which will be billed to the Fund separately.

BLUE SKY EXPENSES:

Includes: cost of filing fees, postage, mailing, non-Fund stationery, paper, copying expenses, and other out-of-pocket expenses, which will be billed to the Fund separately.

FUND STATIONERY

Fund stationery (paper, envelopes, statements) will be billed to the Fund separately.

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